UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2006

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(207) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

RealNetworks, Inc. is announcing that Robert Glaser, its Chairman and Chief Executive Officer, has entered into a trading plan with Goldman, Sachs & Co. This trading plan is intended to comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, and complies with RealNetworks' insider trading policy. The trading plan covers the potential sale of shares of RealNetworks Common Stock during the period commencing on June 14, 2006 and ending on April 18, 2007, unless terminated earlier under certain circumstances.

Mr. Glaser currently holds over 51 million shares of RealNetworks Common Stock. The maximum number of shares that could be sold under the trading plan is 3.96 million shares, which is less than 8% of Mr. Glaser's holdings. The actual number of shares that may be sold under the plan is dependent upon several factors, including the attainment of certain share price targets. Mr. Glaser has implemented this plan for diversification and financial planning purposes. Prior to implementing this plan, Mr. Glaser has not sold any shares of RealNetworks Common Stock since February 2000. If plan conditions are met and all potential sales take place, Mr. Glaser would retain approximately 47.4 million shares of RealNetworks Common Stock representing approximately 29% of RealNetworks' shares outstanding. Mr. Glaser remains personally committed to, and confident in, RealNetworks' future prospects.

Except as otherwise required by law, RealNetworks does not undertake to disclose specific plans by other executives of RealNetworks or to disclose terminations, modifications or other activities under the trading plan described herein or any other plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

May 23, 2006	By:	/s/ Robert Kimball

Name: Robert Kimball
Title: Sr. VP, General Counsel and Corporate Secretary